Exhibit 99.1

Smart Balance Announces Second Quarter 2007 Results

Company Establishes Senior Management Team and Blueprint For Growth

Smart Balance Listed on NASDAQ and PIPE1 Shares Registered with SEC

Cresskill, New Jersey, August 9, 2007 – Smart Balance, Inc. (NASDAQ GM: SMBL) today announced its results for the second quarter and six months ended June 30, 2007.

In making the announcement, Smart Balance indicated that its GAAP financial statements include the results of its recent acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007. Smart Balance also provided its results on an Operating Basis for the current periods and prior year periods, to enable a review of its results on a comparable basis.

Commenting on the Company’s results, Smart Balance Chairman and CEO Stephen B. Hughes stated, “I am delighted to be reporting our results for this first period following the acquisition. While the current reporting period is unusual, in that we had only been managing the business for six weeks, I am pleased to report that, in that short period of time, we have made excellent progress in preparing for the future. Earlier this month, Smart Balance was listed on the NASDAQ Global Market, the shares from our PIPE offering were registered, and we are well on our way to establishing a world-class management team that has begun to implement our growth plan and position the Company for continued success in the years ahead.”

2nd Quarter 2007 GAAP Results

The Company achieved net sales2 of $18.7 million in the second quarter of 2007. Operating income for the second quarter of 2007 was $1.3 million, and net loss for the period was $13.0 million which primarily reflects non-cash derivative losses of $13.1 million. On a per share basis, net loss for the second quarter of 2007 was $0.68. Prior period results only include the operating expenses of the parent company and therefore are not comparable.

2nd Quarter 2007 Operating Basis Results

The following discussion of Operating Basis results provides a comparison of the operating results of Smart Balance, excluding operating expenses of the parent company prior to the acquisition of GFA Brands, Inc. Therefore, Operating Basis results in the prior-year period include only the results of operations of GFA Brands, Inc. (the operating company acquired by Smart Balance, Inc. on May 21, 2007). Management believes that the operating basis results are useful to the investor because they reflect the actual performance and expenses of the operating entity in both the current and prior periods for the entire period presented. The Operating Basis results should not be viewed in isolation or as a substitute for GAAP results. A reconciliation of Operating Basis results to GAAP results is provided in the accompanying tables.

Net sales in the second quarter of 2007 advanced approximately 32% to $43.0 million, compared with net sales of $32.6 million in the second quarter of 2006. This growth was driven by a 26% increase in volume, with growth achieved in all channels, as well as the impact of a 5% average effective price increase taken in March 2007. Encouragingly, the growth in volume reflected strong consumer takeaway, with only limited incremental distribution in the grocery channel achieved during the period.

Operating income in the second quarter of 2007 grew approximately 60% to $8.0 million, compared with operating income of $5.0 million in the second quarter of 2006. This growth was driven by the increase in net sales this year versus last year. Partially offsetting this benefit were significantly higher commodities costs primarily related to the Company’s spreads and oils businesses, as well as stock-based compensation expense of $1.1 million in 2007.

With respect to the results of the second quarter, Mr. Hughes stated, “We accomplished a great deal in the second quarter, not the least of which was the closing of the acquisition of GFA Brands on May 21st. In addition, the underlying business returned to previous trend growth rates, with net revenue up 32% and operating income advancing 60%. With these strong results, I am pleased to report that we have fully satisfied the covenants in our loan agreements.”

The Company has developed a blueprint for growth involving: (i) establishing a world-class management team; (ii) expanding distribution of existing products; (iii) developing and introducing new products in both existing and related categories; and (iv) investing in advertising and promotion to drive growth.

Mr. Hughes stated, “Over the past eight weeks, we have assembled a world-class team of industry veterans, and we are beginning to execute the vision of continuing the dramatic growth of the already successful Smart Balance brand. As we stated during the acquisition process, we believe the opportunities to grow and expand this business are meaningful and close to the surface. In this regard we will be launching several new products during the third quarter and executing various other growth initiatives that we believe will set the stage for continued progress in 2008."

GAAP Results For the Six Months ended June 30, 2007

Net sales for the first six months of 2007 totaled $18.7 million. Operating income for the first six months of 2007 was $0.6 million, and net loss for the period was $20.5 million which primarily reflects non-cash derivatives losses of $20.9 million. On a per share basis, net loss for the first six months of 2007 was $1.24. Prior period results only include the operating expenses of the parent company and therefore are not comparable.

Six Months Operating Basis Results

The following discussion of Operating Basis results provides a comparison of the operating results of Smart Balance, excluding operating expenses of the parent company prior to the acquisition of GFA Brands, Inc. Therefore, Operating Basis results in the prior-year period include only the results of operations of GFA Brands, Inc. (the operating company acquired by Smart Balance, Inc. on May 21, 2007). Management believes that the operating basis results are useful to the investor because they reflect the actual performance and expenses of the operating entity in both the current and prior periods for the entire period presented. The Operating Basis results should not be viewed in isolation or as a substitute for GAAP results. A reconciliation of Operating Basis results to GAAP results is provided in the accompanying tables.

Net sales in the first six months of 2007 advanced approximately 27% to $83.8 million, compared with net sales of $66.0 million in the first six months of 2006, reflecting the 32% gain in net sales in the second quarter performance and 22% growth in net sales in the first quarter. Operating income in the first six months of 2007 grew approximately 36% to $13.9 million, compared with operating income of $10.2 million in the year-ago period. Operating income growth was driven by the strong sales performance, coupled with the impact of the March 2007 price increase, partially offset by significantly higher commodities costs that primarily impacted the Company’s spreads and oils businesses and the impact of stock-based compensation expense of $1.1 million in the 2007 period.

About Smart Balance

Smart Balance, Inc. is one of the five fastest growing food companies in the United States, according to Nielsen sales figures. The Company's products include Smart Balance® branded buttery spreads, peanut butter, popcorn, bottled oils, cooking sprays and cheese slices and shreds.

Smart Balance® and Earth Balance® heart-healthy food products were acquired in May 2007 by Boulder Specialty Brands, Inc., which purchased GFA Holdings, Inc., the owner of GFA Brands, Inc. The combined company was subsequently renamed Smart Balance, Inc., with GFA Brands, Inc. continuing as the Company's wholly-owned operating subsidiary. For additional information, please visit www.smartbalance.com.

Contact:

Liz Feldman/Nicole Atkinson

TBC Public Relations

646.366.1470/410.986.1317

efeldman@tbc.us/natkinson@tbc.us

Website: www.smartbalance.com

Footnotes

1.	PIPE—Private Investment in Public Equity

2.	Net sales reflect the reclassification of certain trade and consumer promotion expenditures that had previously been classified as selling, general and administrative expenses

FORWARD-LOOKING STATEMENTS

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company’s filings with the SEC.

SMART BALANCE, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	June 30, 2007	December 31, 2006

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$388,123	$569,142
Investments held in trust – restricted	—	101,073,611
Accounts receivable, net of allowance of $257,125	9,874,229	—
Accounts receivable – other	422,967	141,260
Inventories	5,709,404	—
Prepaid expenses and other assets	12,208,860	354,077
Deferred tax asset	276,025	555,283

Total current assets	28,879,608	102,693,373
Property and equipment, net	112,560	—
Other assets:
Goodwill	320,700,819	—
Other intangibles	160,540,054	—
Deferred costs	5,033,094	3,589,990
Other assets	61,560	800

Total other assets	486,335,527	3,590,790

Total assets	$515,327,695	$106,284,163

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$16,791,898	$4,798,884
Current maturities – long term debt	1,200,000	—
Advances from stockholders	—	206,276
Deferred underwriting fees	—	3,573,035
Derivative liability	62,376,278	32,284,925

Total current liabilities	80,368,176	40,863,120

Deferred interest income	—	432,623
Long term debt	158,500,000	—
Deferred tax liability	7,419,897	—
Common stock, subject to possible conversion, 2,550,892 shares at conversion value	—	19,661,116
Series A convertible preferred stock, liquidation preference, $139,744,604, 15,388,889 shares	138,498,462
Commitment and contingencies	—	—
Stockholders' equity	—	—
Series A Preferred stock, $.0001 par value, 50,000,000 shares authorized; 15,388,889 issued and outstanding	1,539	—
Common stock, $.0001 par value, 250,000,000 shares authorized; 30,361,238 issued and outstanding (including 2,550,892 shares subject to conversion in 2006)	3,036	1,595
Additional paid in capital	165,464,051	59,741,972
Retained deficit	(34,927,466)	(14,416,263)

Total stockholders' equity	130,541,160	45,327,304

Total liabilities and stockholders' equity	$515,327,695	$106,284,163

SMART BALANCE, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006
Net sales	$18,747,262	$—	$18,747,262	$—
Cost of goods sold	9,907,091	—	9,907,091	—

Gross profit	8,840,171	—	8,840,171	—

Operating expenses:
Selling, general and administrative	7,560,461	—	8,233,334	—
Formation and operating costs	—	506,705	—	730,334

Total operating expenses	7,560,461	506,705	8,233,334	730,334

Operating income (loss)	1,279,710	(506,705)	606,837	(730,334)

Other income (expense):
Interest income	1,207,360	945,329	2,285,567	2,008,904
Interest expense	(2,099,582)	—	(2,099,582)	—
(Loss) income on derivative liability	(13,102,582)	3,062,602	(20,886,694)	2,215,906
Other income (expense), net	124,391	—	124,391	—

Total other income (expense)	(13,870,413)	4,007,931	(20,576,318)	4,224,810

Income (loss) before income taxes	(12,590,703)	3,501,226	(19,969,481)	3,494,476
Provision for income taxes	393,539	147,778	541,722	432,115

Net income (loss)	$(12,984,242)	$3,353,448	$(20,511,203)	$3,062,361

Less: Unpaid dividends on cumulative preferred stock	$1,244,603	—	$1,244,603	—

Net Income (loss) available for common shares	$(14,288,845)	$3,353,448	$(21,755,806)	$3,062,361

Net income (loss) per share – basic and diluted	$(0.68)	$0.23	$(1.24)	$0.21

Weighted average shares outstanding – basic and diluted	20,848,447	14,355,945	17,620,131	14,355,945

Smart Balance, Inc.

Reconciliation of Operating Basis Results to GAAP Statements

	GAAP Basis	Operating Basis
		(1) Add GFA Results	(2)

Three Months Ended June 30, 2007	As reported Form 10-Q	For the Period 4/1/07 - 5/20/07	Add Adjustments	Operating Basis

Net sales	$18,747,262	$24,262,465	$0	$43,009,727
Operating income	1,279,710	6,276,632	479,453	$8,035,795

Three Months Ended June 30, 2006	As reported Form 10-Q	Add GFA Results For the Period	Add Adjustments	Operating Basis

Net sales		$32,566,497	$0	$32,566,497
Operating income	(506,705)	5,018,690	$506,705	$5,018,690

		Add GFA Results
Six Months Ended June 30, 2007	As reported Form 10-Q	For the Period 1/1/07 - 5/20/07	Add Adjustments	Operating Basis

Net sales	$18,747,262	$65,045,796	$0	$83,793,058
Operating income	606,837	12,121,479	1,152,317	$13,880,633

Six Months Ended June 30, 2006	As reported Form 10-Q	Add GFA Results For the Period	Add Adjustments	Operating Basis

Net sales		$65,973,799	$0	$65,973,799
Operating income	(730,334)	$10,239,586	730,334	$10,239,586

[1]	To add GFA Brands results for the entire reporting period as necessary
[2]

To remove Smart Balance, Inc. parent company pre-acquisition expense from results as the acquisition did not occur until May 21, 2007. Parent company expenses incurred beginning May 21, 2007 remain included in operating basis results.